EXHIBIT 1
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                                VOTING AGREEMENT


         VOTING AGREEMENT, dated as of August __, 1997 (the "Agreement"), among SPS Technologies Inc., a Pennsylvania corporation ("Acquiror"), MTC Acquisition Corp., a Delaware corporation ("Acquisition"), and the undersigned beneficial owner (the "Stockholder") of Common Stock, par value $.15 per share ("Company Common Stock"), of Magnetic Technologies Corporation, a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, Acquiror, Acquisition and the Company are contemporaneously herewith entering into that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement") providing for the merger of the Company with and into Acquisition pursuant to the terms and conditions of the Merger Agreement; and

         WHEREAS, Stockholder (i) is the beneficial owner of and has the power to vote an aggregate of _______ shares (the "Shares") of Company Common Stock and (ii) at the request of Acquiror, desires to enter into this Agreement in order to induce Acquiror and Acquisition to enter into the Merger Agreement, and as a condition to their willingness to do so; and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

         1. AGREEMENT TO VOTE SHARES. Stockholder agrees to vote all of the Shares, as well as any and all other shares of the Company Common Stock as to which Stockholder then possesses the power to vote or to direct the voting (collectively, the "Voting Shares"), (a) in favor of adopting and approving the Merger Agreement, the Merger and the transactions contemplated thereby at such time as the Company conducts a meeting of, solicits written consents from or otherwise seeks a vote of, its stockholders for the purpose of adopting and approving the Merger Agreement, the Merger and the transactions contemplated thereby and (b) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of any of its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; (iii) any change in the management or board of directors of the Company, except as agreed to in writing by Acquiror; (iv) any material change in the present capitalization or dividend policy of the Company; (v) any amendment of the Company's charter documents; or (vi) any other material change in the Company's corporate structure, management or business.

         2. TERMINATION OF AGREEMENT. This Agreement shall terminate upon the earlier of consummation of the Merger or December 31, 1997.

         3. EXCEPTIONS TO OBLIGATIONS. Except for the agreement of Stockholder to vote the Shares in accordance with Section 1 hereof, nothing in this Agreement shall: (a) require the Stockholder to acquire additional shares of Company Common Stock; (b) require the Stockholder, in his or her capacity as a director or officer of the Company, to refrain from taking any action consistent with the provisions of Section 6.2 or 8.4(iii) of the Merger Agreement or take or refrain from taking any action that would otherwise cause such person to violate his or her fiduciary duties to the Company's shareholders under applicable law; or (c) require Stockholder to take any action that would prevent or impede the Company's ability to exercise its rights or fulfill its obligations under Section 6.2 of the Merger Agreement.







         4. COVENANTS OF STOCKHOLDER. Except in accordance with the provisions of this Agreement, Stockholder agrees, until this Agreement has been terminated in accordance with Section 2 hereof, or as a result of death or otherwise by operation of law, not to:

                  (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of any of the Shares except pursuant to the Stock Purchase Agreement;

                  (b) except as may be required to vote the Voting Shares in accordance with Section 1 hereof, grant any consents or proxies, deposit any Voting Shares into a voting trust or enter into a voting agreement with respect to any Voting Shares;

                  (c) take any action or omit to take any action (reasonably within the control of Stockholder) which would prohibit, prevent or preclude the Company from performing its obligations under the Merger Agreement; or

                  (d)(1) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act")) in opposition to or competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which would compete with, impede, interfere with or attempt to discourage the Merger or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (2) directly or indirectly encourage, initiate or cooperate in a stockholders' vote or action by consent of the Company's stockholders in opposition to or in competition with the consummation of the Merger, or (c) become a member of a "group" (as such term is used in Section 13(d) of the 1934 Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger.

         5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to Acquiror and Acquisition as follows:

                  (a) Stockholder has all requisite power to deliver and perform this Agreement and to vote the Voting Shares in accordance with Section 1 hereof. This Agreement has been duly executed and delivered by Stockholder and is a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, and the execution, delivery and performance of this Agreement by Stockholder do not violate any contract to which Stockholder is a party or by which the Voting Shares are affected, and will not require the consent of any third party.

                  (b) The Shares are not and, except in the event of the Stockholder's death or as a result of operation of law, will at all times during the term of this Agreement be held of record and owned beneficially by the Stockholder free and clear of all liens, claims, security interests or any other encumbrances whatsoever, other than restrictions upon resale which may be imposed by federal or state securities laws.

         6. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUISITION. Each of Acquiror and Acquisition hereby represents and warrants to Stockholder that it has the corporate power and authority to execute, deliver and perform this Agreement; such execution, delivery and performance have been duly authorized by all necessary corporate action; and this Agreement has been duly executed and delivered by each of Acquiror and Acquisition and constitutes the valid and binding agreement of Acquiror and Acquisition, enforceable against each of them in accordance with its terms.


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         7.  SPECIFIC  PERFORMANCE.  The parties  hereto agree that  irreparable damage would occur in the event that any of the provisions of this Agreement, including, without limitation, the agreement of Stockholder to vote the Voting Shares in accordance with Section 1 hereof, were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in the event of a breach of this Agreement, each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the parties are entitled at law or in equity.

         8. FURTHER ASSURANCES. Stockholder, Acquiror and Acquisition agree to execute and deliver all such further documents and instruments and take all such further reasonable action as may be necessary or appropriate, including cooperation in obtaining any and all required regulatory approvals, in order to consummate the transactions contemplated hereby, including, without limitation, the agreement of Stockholder to vote the Voting Shares in accordance with
Section 1 hereof.

         9. EXPENSES. Except as may otherwise be provided herein, no party hereto shall be responsible for the payment of any other parties' expenses incurred in connection with this Agreement.

         10. THIRD PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and its respective successors and permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other person or entity.

         11. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail service, postage or fees prepaid to the addresses on the signature page hereof.

         12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws).

         13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.


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         IN WITNESS  WHEREOF,  the parties have caused this Agreement to be duly executed and delivered as of the date first written above.



                                    SPS TECHNOLOGIES INC.


                                    By:
                                       --------------------------------
                                       NAME:
                                       TITLE:

                                    Address:

                                            101 Greenwood Avenue, Suite 1170
                                            Jenkintown, Pennsylvania  19046-2611



                                    MTC ACQUISITION CORP.


                                    By:
                                       --------------------------------
                                       NAME:
                                       TITLE:


                                    Address:

                                            c/o SPS Technologies, Inc.
                                            101 Greenwood Avenue, Suite 470
                                            Jenkintown, Pennsylvania  19046-2611



                                   STOCKHOLDER


                                   ------------------------------------
                                   NAME:

                                   Address:

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